Exhibit 16

December 22, 2004

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street N.W.
Washington, DC 20549

Re:   U.S. Energy Corp.
     File No. 0-6814

Gentlemen:

We have read Item 4.01 of Form 8-K dated December 17, 2004, of U.S. Energy Corp. We are in agreement with the statements concerning our firm contained therein, except for the third paragraph of Item 4.01, for which we have no basis to agree or disagree with the statements of the Registrant contained therein.

/s/ GRANT THORNTON LLP